Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Stock Incentive Plan, 2013 Stock Incentive Plan, and 2013 Employee Stock Purchase Plan of Agios Pharmaceuticals, Inc. of our report dated May 23, 2013, except for Note 12b, as to which the date is July 11, 2013, with respect to the consolidated financial statements of Agios Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-189216) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Boston, Massachusetts

July 23, 2013